Exhibit 3.4
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
ALEXZA PHARMACEUTICALS, INC.
     Alexza Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:
     First: The name of the corporation is Alexza Pharmaceuticals, Inc. (the “Corporation” or the “Company”).
     Second: The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was on December 19, 2000 under the name “FaxMed, Inc.”
     Third: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Restated Certificate of Incorporation as follows:
     1. Article Fourth of the Restated Certificate of Incorporation of the Corporation is hereby amended to add the following sentence to the beginning thereof:
“Upon the effectiveness of this Certificate of Amendment, every five and one-half (5.5) outstanding shares of Common Stock of the Corporation shall be combined into one (1) share of Common Stock. No fractional shares shall be issued in connection therewith, and each stockholder otherwise entitled to receive a fractional share shall receive the next lower whole number of shares of Common Stock.”
     2. The second two paragraphs of Article Fourth of the Restated Certificate of Incorporation of the Corporation shall further read:
          “The total number of shares of all classes of capital stock which the Company will have authority to issue is 194,500,221 shares, comprised of 112,500,000 shares of Common Stock with a par value of $0.0001 per share (the “Common Stock”) and 82,000,221 shares of Preferred Stock with a par value of $0.0001 per share (the “Preferred Stock”).
          The Preferred Stock will be divided into five Series: 2,500,000 shares are designated “Series A Preferred Stock” (the “Series A Preferred”), 1,610,250 shares are designated “Series A-1 Preferred Stock” (the “Series A-1 Preferred”), 6,462,429 shares are designated “Series B Preferred Stock” (the “Series B Preferred”), 28,927,542 shares are designated “Series C Preferred Stock” (the “Series C Preferred”) and 42,500,000 shares are designated “Series D Preferred Stock” (the “Series D Preferred”).”

     Fourth: Thereafter, pursuant to a resolution by the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval in accordance with the provisions of Section 228 an 242 of the DGCL. Accordingly, said proposed amendment has been adopted in accordance with Section 242 of the DGCL.
     In Witness Whereof, Alexza Pharmaceuticals, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer this ___day of ___, 2006.

Alexza Pharmaceuticals, Inc.
By:
Thomas B. King
President and Chief Executive Officer